                                                                  EXHIBIT 10.(q)


                            ASSET PURCHASE AGREEMENT


                                    BETWEEN


                      U. S. PARTS CORPORATION, ALI ATTAYI


                                      AND


                         RANKIN AUTOMOTIVE GROUP, INC.


                         DATED AS OF FEBRUARY 26, 1999







                               TABLE OF CONTENTS

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                                                                                                    PAGE NO.
                                                                                                    --------

ARTICLE I.                                                                                              1
         1.1          Definitions.                                                                      1

ARTICLE II -          SALE AND PURCHASE OF PURCHASED ASSETS AND
                      ASSUMPTION OF ASSUMED LIABILITIES                                                 5

         2.1          Purchase and Sale of Purchased Assets.                                            5
         2.2          Assumption of Obligations and Liabilities.                                        5
         2.3          Assigned Contracts.                                                               6
         2.4          Purchase Price.                                                                   6
         2.5          Allocation of Consideration.                                                      7
         2.6          Bulk Sales Laws.                                                                  7
         2.7          Pre-closing Payments.                                                             7
         2.8          Post-closing Adjustment.                                                          7

ARTICLE III -         CLOSING                                                                           7

         3.1          Sale on Closing Date.                                                             7

ARTICLE IV. -         OBLIGATIONS, REPRESENTATIONS AND WARRANTIES
                      OF SELLER                                                                         8

         4.1          Authority of Seller.                                                              8
         4.2          No Conflict or Violation.                                                         8
         4.3          Consents and Approvals.                                                           8
         4.4          Compliance with Law.                                                              8
         4.5          Permits.                                                                          8
         4.6          Ownership of Purchased Assets.                                                    8
         4.7          Assigned Contracts                                                                9
         4.8          Labor Relations.                                                                  9
         4.9          Litigation.                                                                       9
         4.10         Brokers.                                                                          9
         4.11         Indemnification                                                                   9

ARTICLE V. -          OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF
                      PURCHASER                                                                        10

         5.1          Authority of Purchaser.                                                          10
         5.2          No Conflict or Violation.                                                        11
         5.3          Consents and Approvals.                                                          11
         5.4          Availability of Funds.                                                           11
         5.5          Litigation.                                                                      11
         5.6          Brokers                                                                          11
         5.7          Capitalization.                                                                  11
         5.8          Purchaser Public Information.                                                    12


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

ARTICLE VI. -         CERTAIN COVENANTS OF SELLER                                                      12

         6.1          Conduct of Business Before the Closing Date.                                     12
         6.2          Information and Access.                                                          12
         6.3          Further Assurances.                                                              12
         6.4          Reasonable Efforts.                                                              13
         6.5          Assignment of Contracts.                                                         13
         6.6          Cure of Defaults.                                                                13
         6.7          Audit of Operations at Business Area.                                            13

ARTICLE VII. -        CERTAIN COVENANTS OF PURCHASER                                                   13

         7.1          Conduct of Business Before the Closing Date.                                     13
         7.2          Reasonable Efforts.                                                              13
         7.3          Performance under assigned contracts.                                            14
         7.4          Purchaser Financing.                                                             14
         7.5          Board Membership.                                                                14
         7.6          Information and Access.                                                          14

ARTICLE VIII. -       CONDITIONS TO SELLER'S OBLIGATIONS                                               14

         8.1          Representations and Warranties.                                                  14
         8.2          Compliance with Agreement.                                                       14
         8.3          Availability of Purchaser Financing.                                             14
         8.4          No Adverse Proceeding.                                                           15
         8.5          Ancillary Agreements.                                                            15
         8.6          Election as Officer and Director.                                                15
         8.7          Rankin Stock Price.                                                              15
         8.8          Shareholder Loans.                                                               15
         8.9          Release.                                                                         15

ARTICLE IX. -         CONDITIONS TO PURCHASER'S OBLIGATIONS                                            15

         9.1          Representations and Warranties.                                                  15
         9.2          Compliance with Agreement.                                                       15
         9.3          No Adverse Proceeding.                                                           16
         9.4          Ancillary Agreements.                                                            16

ARTICLE X. -          CLOSING                                                                          16

         10.1         The Closing.                                                                     16
         10.2         Seller's Deliveries and Obligations at Closing.                                  16
         10.3         Purchaser's Deliveries and Obligations at Closing.                               17
         10.4         Termination.                                                                     18

ARTICLE XI. -         EMPLOYEE MATTERS                                                                 19

         11.1         Employment of Seller's Employees.                                                19
         11.2         Accrued Vacation.                                                                19
         11.3         Employment Taxes.                                                                19

ARTICLE XII. -        MISCELLANEOUS PROVISIONS                                                         20

         12.1         Notices.                                                                         20
         12.2         Amendments.                                                                      21
         12.3         Assignment                                                                       21
         12.4         Announcements.                                                                   21
         12.5         Expenses                                                                         21
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                                      ii

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

         12.6         Entire Agreement.                                                                21
         12.7         Descriptive Headings.                                                            21
         12.8         Counterparts.                                                                    21
         12.9         Governing Law; Jurisdiction.                                                     21
         12.10        Construction.                                                                    21
         12.11        Severability.                                                                    21
         12.12        Confidentiality.                                                                 22
         12.13        Knowledge.                                                                       22
         12.13        Schedules.                                                                       22


                                      iii

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SCHEDULE
LETTER/NUMBER          SCHEDULE NAME

Schedule A              Fixed Assets
Schedule B              Inventory
Schedule C              Assigned and Other Contracts
Schedule D              Accounts Receivable
Schedule E              Allocation of Purchase Price and Value of Rankin Shares
Schedule F              Liens
Schedule G              Financing Agreement
Schedule H              Confidentiality
Schedule I              Conflicts
Schedule J              Litigation
Schedule K              Subscriptions & Options
Schedule L              Intellectual Property
Schedule M              Pre-Closing Payments
Schedule N              Consignment Inventory
Schedule O              Accrued Vacation

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 26, 1999 between U. S. PARTS CORPORATION, a Texas corporation, (hereinafter referred to as "Seller") and Rankin Automotive Group, Inc., a Louisiana corporation (hereinafter referred to as "Purchaser").

                                    RECITALS

         WHEREAS, Seller is engaged in the business of selling and distributing automotive replacement parts, accessories and supplies and operates wholesale outlets primarily in the Houston, Texas market (such metropolitan area being hereinafter referred to as the "Business Area");

         WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, substantially all of the assets associated with the Seller's operations, subject to certain liabilities, all on the terms and subject to the conditions set forth herein and in the Ancillary Agreements;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

         1.1 DEFINITIONS. Unless otherwise defined herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

                  "Accounts Receivable" means all accounts receivable attributable to the conduct of Seller's Business, and all rights to bill customers for products shipped or services rendered on or prior to the Closing Date. Schedule D sets forth a description of the accounts receivable as of the date hereof.

                  "Ancillary Agreements" means the following agreements or instruments contemplated by this Agreement: the Registration Rights and Lock-up Agreement, the Employment Agreement, each of the Non-competition Covenants, the Voting Agreement, the Stock Option Agreement, the Assignment and Assumption Agreement, the Bill of Sale and Assumption Agreement, and the Assignment and Assumption of Leases Agreement, all of which shall be in such form and substance as may be reasonably satisfactory to Purchaser and Seller.

                  "Assigned Contracts" means the Leases and Other Contracts to be assigned by Seller to Purchaser and set forth on Schedule C.

                  "Audit" has the meaning set forth in Section 6.7.

                  "Bill of Sale and Assumption Agreement" means the Bill of Sale and Assumption Agreement to be executed at Closing by Purchaser and Seller in such form and substance as may be reasonably satisfactory to Purchaser and Seller.

                  "Business" means the entirety of Seller's business operations conducted in the Business Area.

                  "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not required to be open or are authorized to close in The City of Houston.

                  "Business Employees" means employees of the Seller whose duties relate primarily to the Business.

                  "Business Area" has the meaning set forth in the Recitals hereto.

                  "Committed Financing" means funds available pursuant to a written commitment letter or other similar documentation from a commercial bank or other lending institution, which lender, commitment letter and other documentation are acceptable to Seller, in an amount that is sufficient to enable Purchaser to consummate the transactions contemplated hereby.

                  "Consignment Inventory" means all inventory in the possession of Seller that has been consigned to Seller by KEM Manufacturing Company, Inc. ("KEM").

                  "Excluded Assets" means all of the Seller's right, title and interest in and to the following:

                  (a) claims of Seller for refunds of or loss carry forwards with respect to taxes attributable to any period prior to the Closing Date;

                  (b) records and documents subject to confidentiality provisions, claims of privilege, or other restrictions on access, as listed on Schedule H;

                  (c) OMITTED

                  (d) all documents relating to the organization, maintenance and existence of the Seller as a corporation, including its corporate charter, bylaws, taxpayer and other identification numbers;

                  (e) the three automobiles reflected in Seller's financial statements that are used by Ali Attayi (1998 GMC Yukon), Jeannie Attayi (1995 Chevrolet Suburban) and Eric Attayi (1998 GMC Sierra); and

                  (f) any rights of Seller under this Agreement or any of the Ancillary Agreements.

                  "Fixed Assets" means, to the extent used in the Business, (i) all of the machinery, equipment, furniture, fixtures, signs, vehicles and leasehold improvements of the Business on the Closing Date and which are owned by Seller, a list of which is set forth on Schedule A, which list shall be updated on the Closing Date, and (ii) to the extent assignable, any rights of Seller to the warranties, licenses and other similar rights with respect thereto.

                  "GAAP" means United States generally accepted accounting principles, applied on a consistent basis and consistent with Seller's historical practices, as in effect from time to time.

                  "Governmental Agency" means any U.S. federal, state or local court, executive office, legislature, governmental agency or ministry, commission, or administrative, regulatory or self-regulatory authority or instrumentality.

                  "Income Tax Liability" means an amount, reasonably estimated by Seller, equal to the aggregate income tax liability of Seller's shareholders created by and attributable to Seller's Pre-Closing Income, calculated at a tax rate of 39.6%.

                  "Intellectual Property" means to the extent used in the Business the inventions, copyrights, trademarks, trade names, and applications, any related trademarks or logos and applications, including any rights to the ownership and use of the names "U. S. Parts" "Full Service" and any other trade name used by any Subsidiary of Seller, trade secrets, proprietary know-how and use and application know-how, product formulae, manufacturing, engineering and other drawings, technology, technical information, engineering data, design and engineering specifications, production standards and practices and promotional literature, goodwill and other intellectual property and rights, in each case used by the Seller in connection with the business including without limitation the intellectual property listed on Schedule L.

                  "Inventory" means all items held for resale or for return to the manufacturer that relate to the Business.

                  "Leased Property" means the various premises subject to the various Leases.

                  "Leases" mean the warehouse/store leases for all premises operated by Seller in the Business Area and the lease for the premises used for Seller's corporate offices.

                  "Lien" means any mortgage, pledge, security interest, charge or other encumbrance.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of a party, taken as a whole, other than such effects attributable to general economic conditions or other changes generally affecting companies in the same business as such party.

                  "Non-competition Covenants" means the three-year non-competition covenants to be executed at Closing by each of Ali Attayi, Jeannie Attayi, Eric Attayi and Leyla Attayi in such form and substance as may be reasonably satisfactory to Purchaser and Seller.

                  "Other Contracts" means the contracts, personal property leases and other instruments which are listed on the Other Contracts
         Schedule included as part of Schedule C and any other contacts, personal property leases and other instruments entered into by Seller in the ordinary course of business after the date hereof and that relate to the Business.

                  "Permit" means any permit, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law.

                  "Permitted Liens" means: (i) Liens securing the bank indebtedness reflected on the audited financial statements of Seller contemplated by Section 6.7 hereof; (ii) those Liens with respect to assets of Seller set forth on Schedule F, (iii) Liens for water and sewer charges, taxes and other governmental charges and levies not yet due and payable or being contested in good faith; and (iv) other Liens (including, without limitation, mechanics', couriers', landlords', workers', repairers', materialmen's, warehousemen's, special assessments not yet delinquent, recorded easements, covenants and other restrictions, utility easements, building restrictions, encroachments, zoning restrictions and other similar Liens) arising in the ordinary course of business as would not in the aggregate have a Material Adverse Effect.

                  "Pre-Closing Income" means Seller's income from the conduct of its business from January 1, 1998 to the Closing Date, excluding any gain to be recognized as a result of the consummation of the transaction contemplated hereby and excluding any amounts constituting penalties, interest, fines or similar charges.

                  "Purchase Orders" means all outstanding purchase orders incurred in the ordinary course of business and in existence on the Closing Date.

                  "Purchased Assets" means all of the Seller's right, title and interest in and to the following assets of the Business as of the
         Closing:

                           (a) all Cash;

                           (b) all Fixed Assets;

                           (c) all Assigned Contracts;

                           (d) all records in any manner relating to the Purchased Assets, including, but not limited to copies of personnel files for Business Employees, but excluding any records constituting Excluded Assets;

                           (e) to the extent legally assignable, all Permits required to conduct business at the Business Area;

                           (f) customer lists and other information and data relating to the customers of the Business in the Business Area;

                           (g) all deposits (including security deposits) and prepayments made by Seller under any of the Assigned Contracts (including future discounts and rebates from sales/purchases);

                           (h) all of the Accounts Receivable;

                           (i) all of the Inventory;

                           (j) all vehicles owned by Seller;

                           (k) Intellectual Property.

         "Registration Rights and Lock-up Agreement" means the agreement providing certain registration rights with respect to, and restrictions on the transfer of, the Rankin Shares in form and substance reasonably satisfactory to Purchaser and Seller.


                                   ARTICLE II

                     SALE AND PURCHASE OF PURCHASED ASSETS

                     AND ASSUMPTION OF ASSUMED LIABILITIES


         2.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase from Seller and Seller shall sell, transfer, assign, convey and deliver to Purchaser in the Business Area, all of Seller's right, title and interest in and to the Purchased Assets.

         2.2 ASSUMPTION OF OBLIGATIONS AND LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible for all of the following liabilities of Seller (collectively, the "Assumed Liabilities"):

                  (a) Purchaser shall assume all liabilities included in the balance sheet as of December 31, 1998, plus liabilities incurred after that date in the ordinary course of business, as well as all liabilities to KEM with respect to the Consignment Inventory, liabilities for earned but unused employee vacation pay and liabilities under the Assigned Contracts and Purchase Orders and transfer fees, if any, payable as a result of assignment of Purchaser's agreement with Triad; and

                  (b) Purchaser shall assume all liabilities respecting Seller's existing employee benefit programs and incentive plans or, at Purchaser's option, shall replace said benefits of plans with benefit and incentive plans equal or superior to Seller's existing benefit and incentive plans.

                  (c) Purchaser shall assume all liabilities for property taxes of Seller attributable to periods prior to the Closing Date to the extent accrued for on the Closing Date Financial Statements and all liabilities for franchise taxes due after the Closing Date.

Except as set forth above or expressly provided elsewhere herein, Purchaser shall not assume or pay, perform, discharge or be responsible for any income tax liability of Seller related to this transaction, nor any contingent liabilities with regard to any claims or lawsuits against Seller, whether pending at the time of closing or filed after closing but attributable to pre-closing acts or omissions of Seller, its agents, employees or representatives. Further, Purchaser does not assume any liability for investment bank fees of Seller or any of its shareholders related to this transaction.

         2.3 ASSIGNED CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, contract or agreement or any claim, right, benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof and such consent has not been received. If such a consent is required and has not been received, the Seller will cooperate with the Purchaser in any reasonable arrangement that: (i) provides for the Purchaser the benefits under any such leases, contracts or agreements until such time as the required consent is obtained; and (ii) requires the Purchaser to promptly make any payments due and perform any obligations under such lease, contract or agreement and attributable to the period after the Closing Date; provided, however, that the Seller shall not be required to cooperate in any such arrangement if doing so would be reasonably likely to result in a materially adverse effect on Seller.

         2.4 PURCHASE PRICE.

                  (A) On the terms and subject to the conditions set forth in this Agreement, the purchase price payable by Purchaser to Seller for the Purchased Assets shall be the following (in the aggregate, the "Purchase Price":

                           I. At the Closing, Eight (8) million dollars, payable by delivery of a promissory note of Purchaser, which note shall bear interest at a rate of 6.5% per annum, and be payable in two
         (2) installments of principal (the first installment to be in the amount of seven million, nine hundred, sixty thousand dollars ($7,960,000.00), payable on the first Business Day following the closing and the second installment being in the amount of forty thousand dollars ($40,000.00), payable by January 1, 2000) and which shall be secured with respect to the first installment by a bank letter of credit; plus

                           II. At the Closing, Six hundred thousand (600,000) shares of common stock of Rankin Automotive, Inc. (The "Rankin Shares"), with demand and piggyback registration rights and subject to the restrictions on transfer set forth in the Registration Rights and Lock-up Agreement, which Rankin Shares shall be delivered free of any Liens, and the issuance of which shall not give rise to any preemptive rights.

         2.5 ALLOCATION OF CONSIDERATION. The Purchase Price shall be allocated among the Purchased Assets based on the book value of such assets and otherwise in accordance with the principles set forth on Schedule E. Seller and Purchaser shall each make all required filings under Section 1060 of the Code (as herein defined) consistent with such allocation and shall not take any position inconsistent with such allocation in any other of their respective tax returns. Schedule E also sets forth the parties' mutual agreement as to the value of Rankin Shares to be delivered in connection herewith.

         2.6 BULK SALES LAWS. The parties hereto waive compliance with the requirements of any applicable bulk sales laws in connection with the consummation of the transactions contemplated hereby. Seller agrees to indemnify Purchaser for any losses sustained by Purchaser as a result of the failure of the parties to so comply with any applicable bulk sales laws.

         2.7 PRE-CLOSING PAYMENTS. Notwithstanding anything herein to the contrary, Seller shall be entitled to draw such amounts under its bank line of credit as may be necessary to: (i) distribute cash to Seller's shareholders in respect of their Income Tax Liability; (ii) pay the out-of-pocket expenses of
R. J. Cresci contemplated by Section 4.9 hereof; and (iii) pay the out-of-pocket expenses of Seller in connection with this transaction other than the expenses to be paid by Ali Attayi as contemplated by Section 4.9 hereof. The proceeds of such draws may be used by Seller prior to or promptly following the Closing for the distributions and payments contemplated by the preceding sentence. All of the foregoing shall be listed on Schedule M, to be attached hereto and subject to update at Closing.

         2.8 POST-CLOSING ADJUSTMENT. In the event that Seller's actual Pre-Closing Income for the year 1998 and/or the pre-closing portion of 1999 is greater or less than the amount estimated by Seller for purposes of calculating the Income Tax Liability of its Shareholders, Purchaser shall pay to Seller or Seller shall pay to Purchaser, as the case may be, such amount as may be necessary to adjust for any underpayment or overpayment of the Income Tax Liability, calculating such liability at an assumed tax rate of 39.6%. Seller shall deliver to Purchaser a K-1 and 1120 reflecting Seller's actual Pre-Closing Income no later than 30 days after the filing of same, and any payments required under this Section 2.8 shall be made to the party entitled to such payment within five (5) Business Days thereafter.



                                  ARTICLE III

                                    CLOSING

         3.1 SALE ON CLOSING DATE. The sale, transfer, assignment and delivery by Seller of the Purchased Assets to Purchaser, and the assumption by Purchaser of the Assumed Liabilities, as herein provided shall be effected on the Closing Date by: (a) the execution and delivery by Seller and Purchaser of an Assignment and Assumption Agreement for Assigned Contracts and Purchase Orders in form and substance reasonably satisfactory to Purchaser and Seller, pursuant to which Assignment and Assumption Agreements Purchaser shall be subject to all liabilities and obligations under the Assigned Contracts which relate to periods, events or circumstances after the Closing Date, and (b) with respect to the other Purchased Assets and Assumed Liabilities, by the execution and delivery by the Seller and Purchaser of the Bill of Sale and Assumption Agreement in form and substance reasonably satisfactory to Purchaser and Seller.

                                   ARTICLE IV

             OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF SELLER

         4.1 AUTHORITY OF SELLER. Seller is a corporation validly existing and in good standing under the laws of the State of Texas, Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller is a party, and the execution and delivery by Seller of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes, and each of the Ancillary Agreements to which Seller is a party upon its execution will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its terms. Seller has full corporate power and authority to own its properties and to carry on the Business in the Business Area presently being conducted by it.

         4.2 NO CONFLICT OR VIOLATION. Except as set forth on Schedule I, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws of Seller and do not and will not violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Assigned Contract, except for any violations, breaches or defaults that do not result in a Material Adverse Effect.

         4.3 CONSENTS AND APPROVALS. Seller will use commercially reasonable efforts to secure the assignment of the Assigned Contracts to Purchaser.

         4.4 COMPLIANCE WITH LAW. Seller warrants that Seller has not received written notice of any violation of any law, regulation, order or other legal requirement, and, to the best of Seller's knowledge, is not in default under any order, writ, judgment, award, injunction or decree of any Governmental Agency applicable to the Purchased Assets, except for any such violations or defaults that are not reasonably likely to have a Material Adverse Effect.

         4.5 PERMITS. All permits material to the operation of Seller's business in the Business Locations have been provided or made available for inspection to Purchaser by Seller, and, to the extent transferable under the law, will be transferred at Closing.

         4.6 OWNERSHIP OF PURCHASED ASSETS. Other than the Consignment Inventory, a listing of which is set forth on Schedule M, real property subject to the Leases and any items of property subject to the Other Contracts, Seller is the owner of the Purchased Assets. At the Closing, Buyer will receive good title to all such Purchased Assets, free and clear of any Liens save and except Permitted Liens and those specifically listed on Schedule F, provided however, that Seller makes no representation or warranty as to the existence or absence of any Lien: (i) on the real property subject to the Lease; (ii) on any items of property subject to the Other Contracts.

         4.7 ASSIGNED CONTRACTS. True and complete copies of the Assigned Contracts listed on Schedule C have been provided or will be made available by Seller to Purchaser. Neither Seller nor, to the best of Seller's knowledge, any other party under any of the Assigned Contracts, has commenced any action against the other or given or received any written notice of any material default or violation under any Assigned Contract which was not withdrawn or dismissed. To the best of Seller's knowledge, the Leases and each of the other Assigned Contracts listed on Schedule C is or will be at the Closing valid, binding and in full force and effect as against Seller.

         4.8 LABOR RELATIONS. Seller is not party to any collective bargaining agreement covering Business Employees. To the best of Seller's knowledge, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to Business Employees.

         4.9 LITIGATION. Seller warrants that there are no actions, causes of action, claims, suits or proceedings pending or, to Seller's knowledge, threatened against Seller which seek to restrain or enjoin the consummation of the transactions contemplated hereby. Further, Seller warrants that, to the best of its knowledge, it is not presently a party to any litigation in State of Federal court, and further, that no party has indicated its intention to file suit against Seller.

         4.10 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on Seller's behalf in such manner as to give rise to any valid claim by any such Person against Purchaser for a finder's fee, brokerage commission or other similar payment based on an arrangement with Seller, other than investment banking firm fees. Prior to closing, Seller specifically agrees herein to pay any and all out-of-pocket expenses of R. J. Cresci, not to exceed fifty thousand dollars ($50,000.00). All other investment banking firm fees of any firm acting on Seller's or its shareholders' behalf, including those of the GulfStar Group, will be paid by Ali Attayi, individually.

         4.11 INDEMNIFICATION - (a) Seller agrees to indemnify and hold Purchaser harmless for any claims, suits, actions or other proceedings attributable to the conduct of the Business prior to the Closing, whether said claims, suits, actions or other proceedings are made or filed prior to or subsequent to Closing. Said indemnification includes, but is not limited to any amounts recovered by claimant(s), as well as all expenses, including attorney's fees, incurred by Purchaser in defending said claims, suits, actions or other proceedings. Notwithstanding the provisions of this Section 4.11(a), (i) the Seller shall not be liable under this Section 4.11 unless and until (x) the aggregate amount of losses incurred by Purchaser with respect to claims asserted prior to the first anniversary of the Closing Date exceeds fifty thousand dollars ($50,000.00), at which time the Seller shall be liable for all such losses of the Purchaser with respect to such claims in excess of such fifty thousand dollars ($50,000.00) and (y) the aggregate amount of losses incurred by Purchaser with respect to claims asserted on or after the first anniversary of the Closing Date exceeds two hundred fifty thousand dollars ($250,000.00) at which time the Seller shall be liable for all such losses of the Purchaser with respect to such claims in excess of such two hundred fifty thousand dollars ($250,000.00), (ii) the aggregate liability of the Seller under this Section 4.11(a) shall be limited to four million dollars ($4,000,000.00) with respect to claims asserted prior to the first anniversary of the Closing Date and two million dollars ($2,000,000.00) with respect to claims asserted thereafter and (iii) all losses shall be calculated net of any accruals with respect thereto on the financial statements of Seller for the year ended December 31, 1998. The representations and agreements of Seller in this Agreement (including Seller's indemnification obligation under this Section 4.11(a) shall survive for a period of three years from the Closing Date, at which time they shall expire.

         (b) In the case of any claim asserted by a third party against Purchaser, notice shall be given by Purchaser to Seller promptly after Purchaser has knowledge of any claim as to which indemnity may be sought, and Purchaser shall permit Seller, at Seller's expense, to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for Seller who shall conduct the defense of any such claim or litigation shall be reasonably satisfactory to Purchaser and (ii) Purchaser may participate in (but not control) such defense at Purchaser's expense. Except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller shall not, in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting Purchaser. Seller and Purchaser shall cooperate in the defense of any claim or litigation subject to this Section
4.11 and the records of each shall be available to the other with respect to such defense.

         (c) At the Closing, Seller shall pledge the Rankin Shares to Purchaser to secure the obligations of Seller under clause (a) of this Section 4.11. Upon either the mutual agreement of Seller and Purchaser or the final, non-appealable determination by a court of competent jurisdiction as to the amount of any indemnity payable to Purchaser hereunder, Purchaser shall be entitled to retain such number of the Rankin Shares, valued at Fair Market Value, as represent the amount of indemnity owed to Purchaser; provided, however, that Seller may elect to pay any indemnity in cash rather than permit the applicable number of Rankin Shares to be retained by Purchaser. For purposes hereof, the Fair Market Value of the Rankin Shares shall be equal to (i) the average closing sales price of Purchaser's common stock on the Nasdaq National Market System for the ten (10) trading days ending on the date the indemnity amount payable is determined or
(ii) if Purchaser's common stock is not then traded on the Nasdaq National Market System, such amount as shall be determined by an independent appraiser agreed upon by the parties.


                                   ARTICLE V

            OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF PURCHASER

         5.1 AUTHORITY OF PURCHASER. Purchaser is a Louisiana corporation, validly existing, and in good standing under the laws of such jurisdiction and is duly qualified to do business in the State of Texas. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and the execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement and each of the Ancillary Agreements upon their execution will constitute the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

         5.2 NO CONFLICT OR VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser and do not and will not violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate or result in a material breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound, except for any violations, breaches or defaults that do not result in a Material Adverse Effect.

         5.3 CONSENTS AND APPROVALS. The execution, delivery and performance by Purchaser of this Agreement do not require the consent or approval of, or filing with, any Governmental Agency or other entity or person except: (i) as may be required to effect the transfer of any Permits; or (ii) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the transactions contemplated hereby.

         5.4 AVAILABILITY OF FUNDS. Purchaser has obtained Committed Financing as described on Schedule G hereto, sufficient to allow it to pay the Purchase Price at the times and in the manner set forth in this Agreement and to satisfy all its other obligations under this Agreement, and on the date of this Agreement Purchaser has provided Seller with all documentation relating to such Committed Financing.

         5.5 LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the knowledge of Purchaser, threatened against Purchaser at law or in equity or before or by any governmental agency, which seek to restrain or enjoin the consummation of the transactions contemplated hereby or that could otherwise adversely affect the ability of Purchaser to perform its obligations hereunder. Except as set forth on Schedule J, Purchaser warrants that, to the best of its knowledge, it is not presently a party to any litigation in any state or federal court, and further, that no party has indicated its intention to file suit against Purchaser. To the best of Purchaser's knowledge, the litigation described on Schedule J is not reasonably likely to have a Material Adverse Effect. Purchaser has furnished a copy of Purchaser's insurance policy that provides coverage for the litigation described on Schedule J, and the coverage provided by such policy is adequate in scope and amount to cover any judgment against Seller or amount payable in settlement by Seller in connection with such litigation.

         5.6 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against the Seller or their Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

         5.7 CAPITALIZATION. The total authorized capital stock of Purchaser consists of 10,000,000 shares of common stock, par value $.01 per share, of which 4,550,000 shares are issued and outstanding on the date hereof and 2,000,000 shares of preferred stock, no par value, none of which are issued and outstanding on the date hereof. All of the outstanding shares of capital stock of Purchaser have been, and the Rankin Shares will be, duly authorized and validly issued, fully paid and non-assessable, and not issued in violation of the terms of any agreement binding upon Purchaser. No holder of any of the capital stock of Purchaser has any preemptive or rescission rights with respect to such capital stock under any agreement, the applicable charter documents of Purchaser, or under any applicable federal or state laws, rules or regulations. Except as set forth in Purchaser's most recent Form 10-K and 10-Q filings under the Securities Exchange Act of 1934, as amended, and those listed on Schedule K, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) to purchase or otherwise acquire from Purchaser any shares of , or any securities convertible into, the capital stock of Purchaser.

         5.8 PURCHASER PUBLIC INFORMATION. Purchaser has heretofore made available to Seller a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission ("SEC") (as any such documents have since the time of their original filing been amended, the "Purchaser Documents") since January 1, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the Purchaser documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements in the Purchaser Documents present fairly the financial position and result of operations of Purchaser for the periods indicated subject, in the case of unaudited statements, to the effect of year-end adjustment. Except as set forth in the Purchaser Documents, Purchaser has not suffered, incurred or experienced any fact, circumstance or condition that has, or is reasonably likely to have a Material Adverse Effect.

                                   ARTICLE VI
                          CERTAIN COVENANTS OF SELLER

         6.1 CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. Seller shall not make any material change in the Fixed Assets or enter into any material transaction respecting the Purchased Assets, other than (a) sales of Inventory in the ordinary course of the Business, or (b) other transactions in the ordinary course of the Business, in either case substantially consistent with Seller's past practices or as otherwise contemplated by this Agreement, including maintenance and preservation, in a manner consistent with Seller's past practices, of the property, business and goodwill of customers, suppliers and vendors.

         6.2 INFORMATION AND ACCESS. Seller will permit representatives of Purchaser to have reasonable access during normal business hours after reasonable notice from Purchaser to Seller, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Purchased Assets and will use its commercially reasonable best efforts to provide such access to the accountants for the Business. Purchaser and each of its representatives will treat and hold such information as confidential. Purchaser shall indemnify, defend and hold harmless Seller, the lessors under the Leases and their respective Affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, cost and expenses (including, without limitation, attorneys' fees and disbursements), suffered or incurred by such Persons in connection with Purchaser's and/or Purchaser's representatives' entry upon the Leased Property and/or conduct of the investigation contemplated by this Section 6.2. The parties hereto agree and acknowledge that the Purchaser's obligations hereunder shall not be subject to any "due diligence" condition.

         6.3 FURTHER ASSURANCES. Upon the request of Purchaser at any time after the Closing Date, to the extent that Seller is able to comply with the requirements of this section without unreasonable effort or significant expense, Seller shall forthwith execute and deliver such documents as Purchaser or its counsel may reasonably request to effectuate the purposes and intent of this Agreement.

         6.4 REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, Seller will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         6.5 ASSIGNMENT OF CONTRACTS. Seller shall use commercially reasonable efforts to secure assignment of the Assigned Contracts to Purchaser.

         6.6 CURE OF DEFAULTS. Seller shall (i) cure any default in base rental payments (other than defaults that Seller is contesting in good faith) arising under the Leases and known by Seller to be outstanding as of the Closing Date; and (ii) use commercially reasonable efforts to cure any and all other defaults known by Seller to be outstanding as of the Closing Date with respect to the Assigned Contracts.

         6.7 AUDIT OF OPERATIONS AT BUSINESS AREA. By the time of signing of this agreement, Seller will have supplied Purchaser with consolidated financial statements of Seller as of December 31, 1996, that have been reviewed but not audited by KPMG Peat Marwick or Nagesh & Carter, audited consolidated financial statements of Seller as of December 31, 1997, with an unqualified "clean" opinion thereon for the year ended December 31, 1997, from KPMG Peat Marwick, and/or Nagesh & Carter (the "Audited Statements"), and unaudited monthly financial statements of Seller for each month after January 1, 1998, until closing (collectively, the "Pre-Closing Financial Statements"). Such audited annual and unaudited monthly financial statements shall fairly present the financial position and results of operations of Seller for the periods indicated subject, in the case of the unaudited statements, to the effect of year-end adjustments. Seller will use its commercially reasonable best efforts to cause its employees and Ali Attayi to cooperate, assist and make available financial information within their possession needed by auditors to complete audited consolidated financial statements for the years ended December 31, 1996 and December 31, 1998 with an unqualified "clean" opinion. The Pre-Closing Financial Statements must demonstrate no material adverse change in the business mix, operations, results of operation or financial condition of Seller as was reflected in the audited financial statements of Seller for the fiscal year ending December 31, 1997.
                                  ARTICLE VII
                         CERTAIN COVENANTS OF PURCHASER

         7.1 CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. Purchaser shall not make any material change in the operation of its business, save and except acquisitions presently contemplated, and other than (a) sales of Inventory in the ordinary course of business, or (b) other transactions in the ordinary course of business, in either case substantially consistent with Purchaser's past practices or as otherwise contemplated by this Agreement, including maintenance and preservation, in a manner consistent with Purchaser's past practices of the property, business and goodwill of customers, suppliers and vendors.
         7.2 REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, Purchaser will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         7.3 PERFORMANCE UNDER ASSIGNED CONTRACTS. Purchaser agrees that from and after the Closing Date it shall (i) assume all obligations and liabilities under the Assigned Contracts which relate to periods, events or circumstances after the Closing Date, (ii) take all actions necessary to satisfy its obligations under the terms and conditions of each of the Assigned Contracts and (iii) indemnify and hold harmless Seller for any damages arising out of a breach of this covenant.

         7.4 PURCHASER FINANCING. Purchaser shall, from the date of this Agreement until and including the Closing Date, maintain the availability of funds pursuant to the Committed Financing set forth on Schedule G, and, in the event that such financing becomes unavailable, shall (i) obtain alternative Committed Financing and (ii) in the event that Purchaser is unable to obtain such alternative Committed Financing, accept such alternative financing as may be arranged by Seller, provided that such Seller arranged financing is on terms no less favorable to Purchaser than the Committed Financing set forth on Schedule G (it being understood that Seller shall be under no obligation to obtain alternative financing for Purchaser).

         7.5 BOARD MEMBERSHIP. Purchaser shall use its commercially reasonable best efforts (i) to cause its Board of Directors to amend Purchaser's Bylaws to increase the number of members of the Board of Directors by one member and cause Ali Attayi to be elected, effective as of the Closing Date, to fill the vacancy created by such expansion of the Board and (ii) to cause Randall B. Rankin to execute a Voting Agreement, in form and substance reasonably satisfactory to Purchaser and Seller, with respect to the restructure of the Board of Directors to provide for four independent directors and three employee directors.

         7.6 INFORMATION AND ACCESS. For a period of five (5) years after the Closing Date, Purchaser shall retain, and Seller and its representatives and successors shall have reasonable access (including the right to make copies), during normal business hours, to all of the books and records purchased by Purchaser hereunder as part of the Purchased Assets, to the extent that such access may reasonably be required by Seller, its representatives and successors in connection with matters relating to or affected by the operation of the Purchased Assets or the Business prior to the Closing. After such five (5) year period, all such records may be destroyed, except those books or records which Seller specifically requests be retained by Purchaser, provided, however, that cost of storing (or delivering to Seller) such retained books or records shall be borne by Seller.

                                  ARTICLE VIII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date.

         8.2 COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects (and in all respects in the case of Article II hereof) with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date.

         8.3 AVAILABILITY OF PURCHASER FINANCING. The Committed Financing set forth on Schedule G or alternate financing sufficient to consummate the transactions contemplated hereby shall be available to Purchaser on the Closing Date.

         8.4 NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

         8.5 ANCILLARY AGREEMENTS. Purchaser and Randall B. Rankin shall have executed and delivered to Seller each of the Ancillary Agreements to which it or he is a party.

         8.6 ELECTION AS OFFICER AND DIRECTOR. Ali Attayi shall have been duly elected as a member of the Board of Directors and as President of Purchaser effective as of the Closing Date.

         8.7 RANKIN STOCK PRICE. The average closing sales price for the common stock of Purchaser, as reported on the Nasdaq National Market System, for the ten (10) trading days ending on the day preceding the Closing Date, shall not be less than $2.00.

         8.8 SHAREHOLDER LOANS. The loans to Seller from its shareholders shall have been repaid in full.

         8.9 RELEASE. Ali Attayi shall have been released (and shall have been furnished with appropriate documentation evidencing such release) from any personal liability on or guarantees of any of the Leases or other Assigned Contracts. In the event that one or more of such releases cannot be obtained, Purchaser may offer, and Ali Attayi, in his sole discretion may accept, an indemnification agreement with respect to any liability related to such guarantees or other personal liability.


                                   ARTICLE IX

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date.

         9.2 COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date.

         9.3 NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain or prohibit the transactions contemplated by this Agreement.

         9.4 ANCILLARY AGREEMENTS. Seller and Ali Attayi shall have executed and delivered to Purchaser each of the Ancillary Agreements to which Seller or Mr. Attayi is a party. Each of the Non-Competition covenants shall have been executed and delivered to Purchaser.


                                   ARTICLE X

                                    CLOSING

         10.1 THE CLOSING. The Closing of the purchase and sale of the Purchased Assets (the "Closing") shall be held no later than March 15, 1999 (the "Closing Date"). The Closing shall be held in Houston, Texas. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

         10.2 SELLER'S DELIVERIES AND OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser the following (in form and substance reasonably satisfactory to counsel for Purchaser):

                           I. a duly executed Assignment and Assumption
         Agreement assigning to Purchaser the rights, title, interest, and obligations in, under, and to each of the Other Contracts being assigned to Purchaser;

                           II. a duly executed Bill of Sale and Assumption Agreement and such other documents or instruments of transfer necessary to vest in Purchaser full and complete title to the Purchased Inventory and Fixed Assets, free and clear of all liens, pledges, security interests, and encumbrances other than those listed on Schedule F, on the Closing Date;

                           III. OMITTED;

                           IV. The Registration Rights and Lock-Up Agreement duly executed by Seller;

                           V. The Employment Agreement and the Stock Option Agreement (which shall provide for the grant to Ali Attayi of an option to purchase 300,000 shares of Purchaser's common stock) duly executed by Ali Attayi;

                           VI. The Non-Competition Covenants duly executed by each of Jeannie Attayi, Eric Attayi and Leyla Attayi;

                           VII. certified resolutions of the directors of Seller approving and authorizing the transactions contemplated by this Agreement;

                           VIII. a certificate, executed by a duly authorized officer of Seller, to the effect that all conditions to closing set forth in Section 8.1 and Section 8.2 have been satisfied; and

                           IX. such other instruments, documents, and considerations which may be reasonably required by Purchaser or Purchaser's counsel to effectuate the transaction contemplated by this Agreement.

         10.3 PURCHASER'S DELIVERIES AND OBLIGATIONS AT CLOSING. At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller the following (in form and substance reasonably satisfactory to counsel for Seller):

                           I. payment of the Purchase Price and other amounts in accordance with the terms and conditions set forth in Section 2.3 and other applicable provisions of this Agreement;

                           II. a duly executed certificate registered in the name of Seller, evidencing the Rankin Shares in a form reasonably satisfactory to Seller's counsel;

                           III. a duly executed Assignment and Assumption of Leases, accepting the assignment of the rights, title, interest, and assuming the obligations in , under and to each of the Other contracts being assigned to Purchaser;

                           IV. OMITTED;

                           V. the Registration Rights and Lock-Up Agreement duly executed by Purchaser;

                           VI. the Employment Agreement and Stock Option Agreement duly executed by Purchaser;

                           VII. the Voting Agreement duly executed by Randall B. Rankin;

                           VIII. certified resolutions of the directors of Purchaser approving and authorizing the transactions contemplated by this Agreement;

                           IX. a certificate, executed by a duly authorized officer of Purchaser, to the effect that all the conditions to Closing set forth in Section 9.1 and 9.2 have been satisfied;

                           X. such other instruments, documents, and considerations which may be reasonably required by Buyer or Buyer's counsel to effectuate the transaction contemplated by this Agreement.

         10.4 TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

                           I. by mutual written consent of Purchaser and Seller;

                           II. by either Purchaser or Seller if the Closing shall not have occurred by March 15, 1999;

                           III. by Seller if Purchaser is in breach in any material respect of any of its representations made in this Agreement, or is in violation or default of any of its covenants or agreements in this Agreement if the breach or default is not cured within five (5) days after written notice by Seller; or

                           IV. by Purchaser, if Seller is in breach in any material respect of any of its representations made in this Agreement or is in violation or default of any of its covenants or agreements in this Agreement which breach or default is not cured within five (5) days after written notice by Purchaser.

                           Any termination of this Agreement under clause (I) or (II) of this Section 10.4 shall be without any further liability or obligation on the part of either Seller or Purchaser. Any termination of this Agreement under clauses (III) or (IV) of this Section 10.4 shall be without prejudice to any rights or causes of actions the terminating party may have against the other party.

                                   ARTICLE XI

                                EMPLOYEE MATTERS

         11.1     EMPLOYMENT OF SELLER'S EMPLOYEES.

         (a) Effective as of the Closing Date, Purchaser shall offer employment to all employees of Seller at wage or salary levels, as applicable, no less than the wage or salary levels of each such person in effect at the Closing Date. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". Purchaser acknowledges and agrees that solely for purposes of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), any person who is an employee of Seller (other than other part-time employees as defined under the WARN Act) as of the Closing Date shall be deemed an employee of Purchaser for purposes of the WARN Act on the Closing Date. With respect to such "deemed" employees, Purchaser further agrees and acknowledges that Purchaser will be responsible for all applicable notices and liabilities under the WARN Act or any of Seller's employee benefit plans or arrangements resulting from the termination of any such employees on and after the Closing Date. In addition, effective as of Closing Date, Purchaser shall adopt, and agree to pay and perform all obligations under the employee benefit plans and arrangements of Seller in effect as of the Closing Date; provided, however, that Purchaser may substitute for such employee benefit plans and arrangements any employee benefit plans or arrangements of Purchaser equal or superior to those of Seller. Purchaser agrees to recognize the Transferred Employees service with Seller for purposes of eligibility to participate and vesting of benefits in any employee benefit plans or arrangements of Purchaser.

         11.2 ACCRUED VACATION. As of the Closing Date, Purchaser shall assume all of Seller's obligations with respect to accrued but unpaid vacation for Seller's employees. Schedule O sets forth the accrued but unpaid vacation for Seller's employees as of March 1, 1999.

         11.3 EMPLOYMENT TAXES.

         (a) Seller and Purchaser each will (i) treat Purchaser as a "successor employer" and Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Internal Revenue Code of 1986, as amended ("Code") with respect to Transferred Employees who are employed by the Purchaser for purposes of taxes imposed under the United States Federal Unemployment Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

         (b) At the request of Purchaser with respect to any particular applicable tax law relating to employment, unemployment insurance, Social Security, disability, workers' compensation, payroll, health care or other similar tax other than taxes imposed under FICA and FUTA, Seller and Purchaser will each (i) treat Purchaser as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such tax law, with respect to Transferred Employees who are employed by Purchaser, to the extent permitted by applicable state and local laws and (ii)





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cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven
(7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Seller and to Purchaser at the addresses indicated below:

If to Purchaser:                    Rankin Automotive Group, Inc.
                                    3709 S. MacArthur Drive
                                    Alexandria, LA  71302
                                    Attention: Randall B. Rankin
                                    Facsimile No. 318-443-9952

With a copy                         Michael Glass, Esq.
(which shall not                    1735 White Street
constitute notice) to:              Alexandria, Louisiana 71301
                                    Facsimile No. 318-473-4062

With a copy                         Ricky L. Sooter, Esq.
(which shall not                    Daniels & Sooter, L.L.C.
constitute notice) to:              3600 Jackson Street, Suite 106
                                    Alexandria, LA 71303
                                    Facsimile No. 318-448-8528

If to Seller:                       U. S. Parts Corporation
                                    7223 Wynnwood Lane
                                    Houston, Texas 77008
                                    Attention: Ali Attayi
                                    Facsimile No. 713-867-0554

With a copy                         Diana M. Hudson, Esq.
(which shall not                    Mayor, Day, Caldwell & Keeton, LLP
constitute notice) to:              700 Louisiana, Suite 1900
                                    Houston, TX 77002


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or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

        12.2 AMENDMENTS. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

        12.3 ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the successors and assigns of each party to this Agreement, but no rights, obligations or liabilities under this Agreement may be assigned by any party without the prior written consent of the other parties hereto.

        12.4 ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof; provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party (which shall be Seller in the case of disclosure proposed to be made by Purchaser and Purchaser in the case of disclosure proposed to be made by Seller) prior to making such disclosure and provide such other party an opportunity to review the proposed disclosure).

        12.5 EXPENSES. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

        12.6 ENTIRE AGREEMENT. Other than the obligations set forth in the Confidentiality Agreements entered in contemplation of this Agreement, this Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

        12.7 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        12.8 COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

        12.9 GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.

        12.10 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to by GAAP; (c) the word "or" is not exclusive; (d) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation";
(e) words in the singular include the plural and in the plural include the singular; (f) provisions apply to successive events and transactions; and (g) "$" means the currency of the United States of America.

        12.11 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        12.12 CONFIDENTIALITY. Seller and Purchaser agree to keep, and to cause each of their affiliates, directors, officers, and employees to keep, confidential any and all confidential information of the other party that either receives in the course of performing its obligations hereunder (except that such information may be shared, on a confidential basis, with the party's attorneys and auditors) and will not, without the other party's written consent, use any of such confidential information except as reasonably necessary to perform its duties under this or another of its agreements with the other party. Upon termination of this Agreement, each party will return, and will cause its affiliates to return, to the other party, all original documents and copies of the confidential information which are in its possession.

        12.13 KNOWLEDGE. Reference to the "knowledge" of a party to this Agreement or to matters "known" by a party to this Agreement shall mean or refer to the actual knowledge of the president or any other executive officer of such party.

        12.14 SCHEDULES. Each of Purchaser and Seller shall use its reasonable best efforts to complete, correct or supplement and deliver to the other as soon as reasonably practicable the schedules to this Agreement that are to be prepared by such party. Upon agreement by Purchaser and Seller to the form and content of such schedules, they shall be substituted for the schedules attached hereto and become a part hereof. In the event all of the schedules hereto have not been agreed to and attached by March 5, 1999, this Agreement shall automatically be null and void and have no further force or effect.

        IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.



                                    SELLER:

                                    U. S. PARTS CORPORATION


                                    BY:
                                       ALI ATTAYI,
                                       PRESIDENT AND CEO


                                    PURCHASER:

                                    RANKIN AUTOMOTIVE GROUP, INC.


                                    BY:
                                       RANDALL B. RANKIN,
                                       PRESIDENT AND CEO






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